EXHIBIT 99.1
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                          CHESAPEAKE ENERGY CORPORATION
                    ANNOUNCES PRICING OF PRIVATE OFFERING OF
                    5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, APRIL 13, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a private offering of $400 million of a series of 5% cumulative convertible preferred stock at its liquidation preference of $100 per share. Chesapeake expects the issuance and delivery of the shares to occur on April 19, 2005. Chesapeake has also granted the initial purchasers a 30-day option to purchase up to $60 million in additional shares of the preferred stock.

Each share of preferred stock will be subject to an annual cumulative cash dividend of $5.00 payable quarterly when, as and if declared by the company, on the fifteenth day of each January, April, July, and October to holders of record as of the first day of the payment month, commencing on July 15, 2005. The preferred stock will not be redeemable.

Each preferred share will be convertible at any time at the option of the holder into 3.8811 shares of Chesapeake common stock, which is based on an initial conversion price of $25.77 per common share. The conversion price is subject to customary adjustments in certain circumstances. The preferred shares will be subject to mandatory conversion after April 15, 2010 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

Chesapeake intends to use the net proceeds of the offering to partially fund approximately $686 million of recently announced acquisitions of oil and gas properties, or in the event the acquisitions are not consummated, excess proceeds will be used to repay debt under its bank credit facility.

The preferred stock being sold by Chesapeake and the underlying common stock issuable on its conversion will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws. The preferred stock will be eligible for trading under Rule 144A. Purchasers of the preferred stock are being granted rights to register resales of the preferred stock and underlying common stock under the Securities Act. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the preferred stock.


THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS THE FOURTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES.